 QuickLinks -- Click here to rapidly navigate through this document

AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER ("Merger Agreement") is made as of this 9th day of February, 2000, by and between Fargo Electronics, Inc., a corporation organized and governed under the laws of Delaware ("Fargo-Delaware"), and Fargo Electronics, Inc., a corporation organized and governed under the laws of Minnesota ("Fargo-Minnesota"). Fargo-Delaware and Fargo-Minnesota are sometimes referred to hereinafter as the "Constituent Corporations."

    WHEREAS, the directors of the Constituent Corporations deem it advisable and to the advantage of such corporations that Fargo-Minnesota merge with and into Fargo-Delaware upon the terms and conditions herein provided; and

    WHEREAS, the parties intend that the merger contemplated hereby shall be a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended;

    NOW, THEREFORE, the parties hereby adopt the plan of merger encompassed by this Merger Agreement and, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree that Fargo-Minnesota shall merge with and into Fargo-Delaware on the following terms and conditions:

ARTICLE 1.
TERMS AND CONDITIONS OF THE MERGER

1.1.
Merger.  As soon as practicable following the fulfillment (or waiver, to the extent permitted herein) of the conditions specified herein, Fargo-Minnesota shall be merged with and into Fargo-Delaware (the "Merger"), and Fargo-Delaware shall survive the Merger.

1.2.
Effective Date.  The Merger shall be effective upon the filing of this Merger Agreement, together with appropriate articles of merger or a certificate of merger with respect thereto, with the Secretaries of State of the States of Delaware and Minnesota, as provided by the General Corporation Law of Delaware and the Minnesota Business Corporation Act (the "Effective Date").

1.3.
Surviving Corporation.  On the Effective Date, Fargo-Delaware, as the surviving corporation (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware and shall succeed to all of the rights, privileges, powers and property of Fargo-Minnesota in the manner of and as more fully set forth in Section 259 of the Delaware General Corporation Law, and the separate corporate existence of Fargo-Minnesota, except insofar as it may be continued by operation of law, shall cease and be terminated.

1.4.
Capital Stock of Fargo-Minnesota and Fargo-Delaware.  On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders:

(a)
Each share of Common Stock of Fargo-Minnesota issued and outstanding immediately prior thereto will be changed and converted into one (1) fully paid and nonassessable share of the Common Stock of Fargo-Delaware;

(b)
Each share of Series B Convertible Participating Preferred Stock of Fargo-Minnesota issued and outstanding immediately prior thereto will be changed and converted into one (1) fully paid and nonassessable share of Series B Convertible Participating Preferred Stock of Fargo-Delaware;

(c)
Each share of Series B Redeemable Preferred Stock of Fargo-Minnesota issued and outstanding immediately prior thereto will be changed and converted into one (1) fully paid and nonassessable share of Series B Redeemable Preferred Stock of Fargo-Delaware; and

(d)
Each share of Common Stock of Fargo-Delaware issued and outstanding immediately prior thereto (one thousand (1,000) shares held by Fargo-Minnesota) will be canceled and returned to the status of authorized but unissued shares.

1.5.
Stock Certificates.  On and after the Effective Date, all of the outstanding certificates that, prior to that time, represented shares of the capital stock of Fargo-Minnesota shall be deemed for all purposes to evidence ownership and to represent the number of shares of the capital stock of Fargo-Delaware in accordance with Section 1.4 above and shall be so registered on the books and records of Fargo-Delaware or its transfer agent. The registered owner of any such outstanding stock certificate shall, until such certificate is surrendered for transfer or conversion or otherwise accounted for to Fargo-Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend or other distributions upon, the shares of Fargo-Delaware evidenced by such outstanding certificate as above provided. After the Effective Date, whenever certificates that formerly represented shares of Fargo-Minnesota are presented for transfer or conversion, the Surviving Corporation will cause to be issued in respect thereof a certificate or certificates representing the appropriate number of shares of the capital stock of Fargo-Delaware in accordance with Section 1.4 above.

1.6.
Fractional Shares.  No fractional shares shall be issued upon conversion of shares of capital stock of Fargo-Minnesota into shares of capital stock of Fargo-Delaware.

1.7.
Stock Options and Warrants.  Fargo-Delaware will assume the right and obligation of Fargo-Minnesota with respect to any and all options, warrants or other rights to purchase shares of any class of common stock of Fargo-Minnesota outstanding whether or not exercisable at the Effective Date (collectively, the "Options"). Pursuant to such assumption, each holder of Options shall be entitled to purchase from Fargo-Delaware the number of shares of Fargo-Delaware common stock equal to the number of shares of Fargo-Minnesota common stock subject to such Options immediately prior to the Effective Date, at an exercise price per share of Fargo-Delaware common stock equal to the exercise price per share specified with respect to such Option. All of the terms and provisions of each such Option shall remain the same as and shall continue all the terms and provisions of such Option as outstanding immediately prior to the Effective Date, except that shares of Fargo-Delaware common stock shall be substituted for Fargo-Minnesota common stock, effective as of the Effective Date. As promptly as practicable after the Effective Date, Fargo-Delaware shall issue to each holder of any Option a written instrument evidencing Fargo-Delaware's assumption of such Option.

1.8.
Other Employee Benefit Plans.  Fargo-Delaware will assume all of the obligations of Fargo-Minnesota under any and all other employee benefit plans in effect as of the Effective Date or with respect to which employee rights or accrued benefits are outstanding as of the Effective Date.

ARTICLE 2.
CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1.
Certificate of Incorporation.  On the Effective Date, the Certificate of Incorporation of Fargo-Delaware will be amended and restated in the form attached hereto as Exhibit A, which will be the Certificate of Incorporation of the Surviving Corporation without change or amendment until duly amended in accordance with the provisions thereof and applicable law.

2.2.
Bylaws.  The Bylaws of Fargo-Delaware in effect on the Effective Date shall continue to be the Bylaws of the Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

2.3.
Directors.  The directors of Fargo-Delaware immediately preceding the Effective Date shall continue to be the directors of the Surviving Corporation on and after the Effective Date to serve until their successors are duly elected and qualified.

2.4.
Officers.  The officers of Fargo-Delaware immediately preceding the Effective Date shall continue to be the officers of the Surviving Corporation on and after the Effective Date to serve until their successors are duly elected and qualified.

ARTICLE 3.
MISCELLANEOUS

3.1.
Further Assurances.  From time to time and when required by the Surviving Corporation or by its successors and assigns there shall be executed and delivered on behalf of Fargo-Minnesota such deeds and other instruments and there shall be taken or caused to be taken by it such further and other action as appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Fargo-Minnesota and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Fargo-Minnesota or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

3.2.
Amendment.  At any time before the date of filing, this Merger Agreement may be amended in any manner (except that any of the principal terms may not be amended without the approval of the shareholders of Fargo-Minnesota if such amendment would in the sole discretion of the Boards of Directors of Fargo-Minnesota have a material adverse effect on the rights of such shareholders) as may be determined in the judgment of the respective Boards of Directors of Fargo-Minnesota and Fargo-Delaware to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

3.3.
Conditions of Merger.  The respective obligations of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

(a)
The Merger shall have been approved by the shareholders of Fargo-Minnesota in accordance with the Minnesota Business Corporation Act;

(b)
The sole stockholder of Fargo-Delaware shall have approved the Merger in accordance with the Delaware General Corporation Law; and

(c)
Any and all consents, permits, authorizations, approvals and orders deemed in the sole discretion of Fargo-Minnesota to be material to consummation of the Merger shall have been obtained.

3.4.
Abandonment or Deferral.  At any time before the date of filing, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either or both of the Constituent Corporations notwithstanding the approval of this Merger Agreement by the shareholders of Fargo-Minnesota and Fargo-Delaware, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of the Constituent Corporations, such action would be in the best interest of such corporations. This Merger Agreement may be terminated at any time by the Board of Directors of Fargo-Minnesota in the event that the number of shares as to which shareholders have properly exercised their rights under Section 302A.471 of the Minnesota Business Corporation Act is such that it is impracticable, in the sole judgment and discretion of such Board of Directors, to proceed with the consummation of the Merger. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto, except that Fargo-Minnesota shall pay all expenses of the Constituent Corporations incurred in connection with the Merger.

3.5.
Counterparts.  In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

    IN WITNESS WHEREOF, the Merger Agreement, having first been duly approved by the Boards of Directors of Fargo-Minnesota and Fargo-Delaware, is hereby executed on behalf of each of such corporations and attested by their respective officers thereunto duly authorized.

ATTEST:	FARGO ELECTRONICS, INC., a Minnesota corporation
By: /s/ KENT O. LILLEMOE Kent O. Lillemoe	By: /s/ GARY R. HOLLAND Gary R. Holland
Its: Vice President—Finance and Chief Financial Officer	Its: Chief Executive Officer
ATTEST:	FARGO ELECTRONICS, INC., a Delaware corporation
By: /s/ KENT O. LILLEMOE Kent O. Lillemoe	By: /s/ GARY R. HOLLAND Gary R. Holland
Its: Vice President—Finance and Chief Financial Officer	Its: Chief Executive Officer

QuickLinks

AGREEMENT AND PLAN OF MERGER
ARTICLE 1. TERMS AND CONDITIONS OF THE MERGER
ARTICLE 2. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS
ARTICLE 3. MISCELLANEOUS